EXHIBIT 5

                             GREENBERGER & FORMAN
                                ATTORNEYS AT LAW

                           1370 Avenue of the Americas
                          New York, New York 10019-4602
                                     -------
                            TELEPHONE: (212) 7574001
                           TELECOPIER : (212) 757-4053


                                                September 11, 1997

Securities and Exchange Commission
450 Fifth Street Northwest
Washington, D.C.  20549

            Re:   S.E.C. Registration Statement
                  on Form S-8 of 65,000 Shares
                  of Common Stock of Enhanced Services Company, Inc. COMMISSION FILE NO. 0-24256

Ladies and Gentlemen:

            We have acted as counsel to Enhanced Services Company, Inc. (the "Company") in connection with a Registration Statement to be filed with the United States Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of the aggregate of 65,000 shares of the Company's $.001 par value Common Stock (the "Common Stock") which may be issued to Creative Business Strategies, Inc. ("CBS"), a consultant to the Company, pursuant to the Creative Business Strategies, Inc. 1997 Consulting and Warrant Compensation Agreement (the "CBS Agreement"), under Common Stock Purchase Warrants exercisable to purchase up to 65,000 shares of the Company's Common Stock.

            As a basis of our opinion expressed below, we have examined such records of the Company, such certificates of public officials, and such other documents as we have deemed relevant and necessary. We have assumed the conformity to the originals of all copies and the authenticity of all originals. As to various questions of fact to our material, we have relied, after due investigation, upon inquiries made by us of an officer or officers of the Company.

            Based upon the foregoing, we are of the opinion as follows:

            1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

            2. The Company's authorized capital consists of Twenty Million (20,000,000) shares of Capital Stock of the Company, of which 15,000,000 shares are designated Common Stock having a par value of $.001 per share and of which 5,000,000 are designated preferred stock, having a par value of $.001 per share.

            3. The 65,000 shares of the Company's Common Stock proposed to be issued pursuant to the exercise of Warrants granted under the CBS Agreement will, upon the exercise of such Warrants and the payment of the warrant exercise price pursuant to the terms thereof and such Warrants as more fully described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and nonassessable.

                                                Very truly yours,

                                                GREENBERGER & FORMAN

                                                By:S/JOSEPH GREENBERGER
                                                     Joseph Greenberger

                                     II-30